Roadsider

Roadsider is pioneering a transformation in the roadside assistance industry, leveraging state-of-the-art cloud technology to supercharge towing and fleet management operations. We're not just streamlining workflows; we're igniting business growth and setting new standards for customer satisfaction.


ROADSIDER
Roadsider is revolutionizing the roadside assistance market with its comprehensive, cloud-based towing and fleet management software. We're streamlining operations and driving growth for businesses, while enhancing customer satisfaction.

Invest

$99 minimum investment

DEADLINE: March 28, 2025

in 4 months

SHARE PRICE

$0.90

TOTAL RAISED ON NETCAPITAL

$28,572

TOTAL RAISED THIS ROUND

$28,572

VALUATION THIS ROUND

$9,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Roadsider is a Silicon Valley-based tech company that provides a next-gen, mobile-first automated dispatching platform. Our trusted business partners range from towing operators to insurance providers, fleets, and other key players in the roadside assistance arena. With our innovative cloud-based solutions, we're not just enhancing efficiency, reliability, and safety; we're unlocking potential, nurturing growth, and forging lasting connections that resonate with both our clients and their customers.


WHERE IT ALL BEGAN

OUR STORY

The birth of Roadsider is a heartfelt story woven from relentless innovation, unwavering ambition, and a profound desire to make an enduring impact. It all started with a personal frustration—a real-life ordeal that opened our founders' eyes to the archaic and disjointed world of roadside assistance. Stranded at a freeway exit, trapped in a six-hour nightmare of waiting, uncertainty, and helplessness, they saw firsthand the glaring inefficiencies crippling the industry.

That day, a spark was ignited, a vision formed, and a determination solidified to create something revolutionary.

This was not just about creating another tech platform; this was about **empathy**, **understanding**, and a fierce **commitment to transform** an industry that touches lives every day. It was about envisioning a world where **no one has to feel abandoned** on the roadside, where **safety**, **quality of service**, and **peace of mind** are not just words but a promise.

Guided by a customer-first philosophy and a relentless pursuit of excellence, Roadsider evolved from a simple idea into a robust, cloud-based platform that stands as a bold testament to what's possible when passion meets innovation, when empathy fuels technology.


That day, a spark was ignited, a vision formed, and a determination solidified to create something revolutionary.

Today, **Roadsider is more than a company; it's a movement** at the forefront of the roadside assistance revolution. We're challenging the status quo and setting a new standard for efficiency, reliability, and customer satisfaction. With Roadsider, we're not just changing an industry; we're touching lives, rebuilding trust, and creating a legacy of positive change for everyone on the road.

SUCCESS TO DATE



In discussions with industry giants such as Tesla, Geico, Road America, and All State.



Working to have significant reduction of dispatching time for our partners.



Successfully launched a mobile-first, easy-to-use platform.



Demonstrated consistent growth in customer base.

PROBLEM

The roadside assistance market, a sprawling $32 billion industry, is currently trapped in a web of inefficiency, dissatisfaction, and missed opportunities. The echoes of unanswered calls, the dissonance of incompatible systems, and the daily grind of labor-intensive operations have become an unsettling norm in the industry. Worse still, there's a gaping void where real-time service dispatch and tracking should be, crippling the ability to manage service requests effectively. This nightmarish scenario doesn't just erode customer satisfaction; it stings with the bitterness of lost business, lost time, and lost trust.

Now, imagine a cold, dark night; your car has a flat tire, a dead battery, or you're shaken from an accident. You reach for your phone, dialing your insurance company for roadside assistance with a trembling hand, and then the waiting begins. One hour turns into two, two into three. The chilling wind cuts through you as the tow truck is nowhere in sight. Your stomach growls; frustration turns to anger, helplessness to despair. You're not just waiting for a tow truck; you're waiting for hope, for reassurance, for someone to tell you that it's going to be okay.

That's where Roadsider comes in, like a beacon in the night. We didn't just recognize this widespread problem; we felt it. We saw the faces behind the waiting, heard the voices behind the calls. It's not just a business issue; it's a human one. **Driven by empathy and fueled by innovation, we took bold action. We didn't want to just change the industry; we wanted to heal it, breathe new life into it, make it something that people could trust again.**

With Roadsider, we're not merely providing technological solutions; we're elevating the standard of care within the roadside assistance industry. Our platform stands as a symbol of **reliability and efficiency**, ready to respond when adversity strikes. By transforming roadside assistance into a streamlined network, we extend beyond mere business interactions to forge connections and trust that resonate nationwide. Our commitment to innovation, excellence, and customer-centricity ensures that we're always there when you need us the most.

Driven by empathy and fueled by innovation, we took bold action. We didn't want to just change the industry; we wanted to heal it, breathe new life into it, make it something that people could trust again.



SOLUTION

Roadsider isn't just a platform; it's a lifeline in a world where every second counts.

Roadsider is a comprehensive solution that breathes life into the automated world of roadside services, uniting insurance carriers, service providers, and consumers through cutting-edge technology. Our platform isn't just a tool; it's a seamless integration of real-time dispatching and GPS tracking. We believe it's a masterful system that weaves together every element needed to turn distress into relief. By transforming complex processes into a coherent and user-friendly interface, we're providing a pathway for businesses to excel and for consumers to find quick and dependable aid in their time of need.

Imagine the transformation: a chaotic roadside scene replaced by a harmonious process where communications flow seamlessly and data collection becomes an effortless task. Our GEO mapping and location-based services aren't mere features; they represent our dedication to technological excellence, guiding users through an intuitive interface designed with precision. No more fumbling, no more guessing; Roadsider streamlines every aspect of the towing and fleet management process, offering you everything you need, right at your fingertips. A prime example of innovation meeting efficiency, we’re redefining what it means to be responsive in the roadside assistance industry.

Roadsider isn't just a platform; it's a lifeline in a world where every second counts.



But Roadsider's magic doesn't end there.

We're not just improving a process; we're unlocking potential. By saving towing operators and insurance providers 80% of their dispatching time, we're not merely cutting minutes; we're crafting opportunities. Opportunities for growth, for excellence, for expanding horizons and reaching new heights.

Roadsider is more than a solution; it's a commitment. A commitment to transform the way you see roadside assistance, to turn a source of frustration into a wellspring of confidence, to be the key that unlocks a future filled with potential and prosperity. ***With Roadsider, we're not just changing an industry; we're elevating it, one click, one call, one smile at a time.***

ROADSIDER IS MORE THAN A COMPANY; IT'S A MOVEMENT.

Understanding

Empathy

Commitment

One click

One call

One smile at a time.

IT'S AUTOMATIC. JUST SET UP AND GO


Incident Address
Destination Address

Real-time GPS Tracking

Fleet visibility at a glance with real-time GPS truck and driver tracking

POWERFUL AND AUTOMATED.


NF-7659
1976 Chevrolet Camaro
Lien
FJ-1201
2005 Toyota Corolla
Storage

Automated Storage Liens

Less time spent applying liens, more time spent on business.

SLEEK, SIMPLE AND EASY TO USE.

Automated Customer Invoicing

Customers get beautiful, easy to pay invoices when their job is completed.


40312401
$200.00
Approved
VIEW INVOICE
Created Date
9/22/2022
Account
GEICO
PO Number
123456
Job Type
Tow
Job Status
Completed
Payment Type
Cash
Invoice Amount
$500
Order No.
FE-8405
Services
+ ADD SERVICE

SEAMLESS AND FAST.

Automated Customer Invoicing

The days of manual entry are over. Roadsider automatically calculates your invoice based on the rates you set up



Services + ADD SERVICE

Service	Rate	Qty	Total
Hookup	$65.00	1	$65.00
En Route Free Miles	$3.00	5	$15.00
TOTAL			$68.00


Integrations
Powerful integrations! Receive orders from Tesla, Geico, Allstate, and more!
GEICO
Allstate
Quest

Disclaimer: in discussions with these companies.


SUPERCHARGED FINANCIALS
Our powerful dashboard brings financial insight and clarity to your business.
Average Invoice Amount
$600
Average Amount
34%
This Month

Sample as shown in dashboard.


STORED VEHICLE MANAGEMENT
Easily add, release, and modify stored cars in your lot.
NF-7659
1976 Chevrolet Camaro
FJ-1201
2005 Toyota Corolla

BUSINESS MODEL

Roadsider is in an early revenue stage. Our primary revenue streams come from a B2B model. We provide our cloud-based software solutions to towing service providers and fleet management companies, charging them a subscription fee for access to our software platform.


Roadsider is in an early revenue stage. Our primary revenue streams come from a B2B model.

MARKET


Our market opportunity lies in the growing roadside assistance industry, projected to grow at a CAGR of over 5% from 2022 to 2030. No single player holds significant shares in this market, making it an open and expansive landscape for innovative solutions like Roadsider.


The global vehicle roadside assistance market size estimated for USD **23.61 billion** in 2022 and it is projected to reach over USD **39.65 billion** by 2032, poised to grow at a compound annual growth rate (CAGR) **of 5.3%** during the forecast period 2023 to 2032."
Precedence Research

TEAM



JEANNE BELIVEAU-DUNN

Chair, Co-Founder, Co-CEO

Jeanne has over 30 years of experience as a Transformational executive and business leader, in technology, security and industrial automation. She brings extensive experience building and running start-ups and large global businesses, in SaaS/software, infrastructure, cybersecurity, AI, and cloud. She has experience in the acquisition and integration of notable companies and has worked extensively with the investor community. She is also a director of three public companies as well as advisor to tech companies. At Xylem, CMCO as well as EIX, Jeanne has assisted these companies in innovation throughout their Digital journeys, creating business opportunities for growth and excellence in operations. All companies have significantly improved their leadership and portfolio positions.

Ms. Beliveau-Dunn is currently the Chief Executive Officer and President of Claridad LLC and Chairman/Co-CEO of Roadsider, a software and services company in service dispatching and IoT logistics. She has been a National Association of Corporate Directors (NCAD) fellow since March 2019.

Before her position with Claridad LLC, Ms. Beliveau-Dunn was the Vice President and General Manager of Cisco Systems Inc. (Nasdaq: CSCO), a global developer, manufacturer, and seller of networking hardware, software, telecommunications equipment, security, cloud and SaaS productivity platforms and services. During her tenure with Cisco, she held several leadership positions including VP and General Manager of Cisco's most profitable business, head of Product Marketing, Global channels, and sales.

Ms. Beliveau-Dunn holds a Bachelor of Science degree in marketing, business law, and computer science from the University of Massachusetts. She also completed the Executive MBA program at the Massachusetts Institute of Technology and the Executive Leadership Program at the Harvard Business School. She is recognized by several organizations for her governance leadership, including Women Inc. as one of the Most Influential Corporate Directors in 2018 and Silicon Valley Business Journal as a Women of Influence in 2015. She is also a successful Author in entrepreneurism, personal leadership and regularly publishes pieces on the future of technology.



AJ SARDAR

Co-Founder, Co-CEO & Chief Revenue Officer

20 years in Finance Automotive Industry, in charge of business development and sales operations. AJ has previously held several sales & marketing related positions in the Finance and Automotive Industry for the last 20 years. He has also served as an ASM for 1st NLC wholesale Bank, where he produced over $100M in monthly revenue, achieving Chairman's Circle for 6 straight years.





VAL ZINCHENKO

Co-Founder & Chief Technology Officer

Val has 14 years of experience in technology design and development. Built over 200 mobile applications and have worked at startups in various fields, including FinTech, Real Estate, and Healthcare. Before Roadsider, Val was a Senior Technologist at Apple.




SHAKIR AHLI
Co-Founder & Chief Marketing Officer
Shakir is a highly accomplished visionary professional with comprehensive experience of over 15 years of domestic and International executive experience in business partnerships, branding, GTM, digital & out of home marketing, project management over $200m and strategic planning with both startups and growth organizations. Shakir is very passionate about technology and holds an MBA in Marketing and Finance from Santa Clara University.

USE OF PROCEEDS

If the offering's maximum amount of $1,215,000 is raised:

Use	Value	% of Proceeds
Go to Market Execution	$370,000	30.5%
Customer Support and Integration	$330,000	27.2%
Product Development	$180,000	14.8%
General and Administrative	$185,465	15.3%
Partnership Development	$90,000	7.4%
Intermediary fees	$59,535	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Roadsider, Inc.. This offering must reach its target of at least $10,000 by its offering deadline of March 28, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,350,000 shares
× $0.90 per share

$10,215,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 26, 2023
- Form C/A on October 31, 2023
- Form C/A on January 2, 2024
- Form C/A on March 20, 2024
- Form C/A on June 26, 2024
- Form C/A on September 13, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Nov 26, 2024	Roadsider Inc. Welcomes John Borowski as the...
Oct 17, 2024	I am thrilled to share some fantastic news that...
Sep 13, 2024	Filed Form C/A
Sep 4, 2024	Roadsider, an innovative software company, has...
Aug 14, 2024	Roadsider, a renovative digital dispatch...
Jul 15, 2024	Roadsider Gaining Large Regional...
Jul 1, 2024	Roadsider Announces Joint Marketing and...
Jun 26, 2024	Filed Form C/A
Jun 4, 2024	We're thrilled to announce our expanding...
May 21, 2024	Roadsider Inc. has reached an intent with...
Apr 11, 2024	Roadsider Announces New Digital Dispatch...
Apr 4, 2024	Roadsider Partners with Urgently for Superior...
Mar 21, 2024	Roadsider, the leading innovator in cloud-based...
Mar 20, 2024	Filed Form C/A
Jan 23, 2024	Roadsider, Inc., a dynamic player in the...
Jan 2, 2024	Filed Form C/A
Dec 5, 2023	Roadsider and ADD123 form Partnership to...
Nov 29, 2023	Roadsider Inc. Secures Investment from A J's...

Oct 31, 2023 • Filed Form C/A

Oct 26, 2023 • Primary offering of 1,350,000 shares at $0.90

Oct 26, 2023 • Filed Form C

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